As filed with the Securities and Exchange Commission on May 8, 2002

                                                           Registration No. 333-
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                             SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-6

                    For Registration Under the Securities Act of 1933 of Securities of Unit Investment
                        Trusts Registered on Form N-8B-2


A.  EXACT NAME OF TRUST:

    Schwab Trusts, Schwab Ten Trust, 2002 Series B

B.  NAME OF DEPOSITORS:

    Charles Schwab & Co., Inc.                        Investec Ernst & Company

C.  COMPLETE ADDRESS OF DEPOSITORS' PRINCIPAL EXECUTIVE OFFICES:

    Charles Schwab & Co., Inc.                        Investec Ernst & Company
    101 Montgomery Street                             One Battery Park Plaza
    San Francisco, California 94104                   New York, New York 10004

D.  NAME AND COMPLETE ADDRESS OF AGENT FOR SERVICE:

                                                                 COPY TO:
    KAREN ALUISE, ESQ.                PETER J. DEMARCO           MICHAEL R. ROSELLA, Esq.
    Charles Schwab & Co., Inc.        Vice President             Paul, Hastings, Janofsky & Walker LLP
    101 Montgomery Street             Investec Ernst & Company   75 East 55th Street
    San Francisco, California 94104   One Battery Park Plaza     New York, New York 10022
                                      New York, New York 10004   (212) 318-6000

E.  TITLE AND AMOUNT OF SECURITIES BEING REGISTERED:

    An indefinite number of Units of Schwab Trusts, Schwab Ten Trust, 2002 Series B is being registered under the Securities Act of 1933 pursuant to Section 24(f) of the Investment Company Act of 1940, as amended, and Rule 24f-2 thereunder.

F.  APPROPRIATE DATE OF PROPOSED PUBLIC OFFERING:

    As soon as practicable after the effective date of the Registration
    Statement.

    The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
    Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on each date as the Commission, acting pursuant to said Section 8(a), may determine.

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                    Subject to Completion, Dated May 8, 2002
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                                 Charles Schwab

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                                  SCHWAB TRUSTS
                         SCHWAB TEN TRUST, 2002 SERIES B


The final prospectus for a prior Series of Schwab Trusts, Schwab Ten Trust is hereby incorporated by reference and used as a preliminary prospectus for Schwab Trusts, Schwab Ten Trust, 2002 Series B. Except as indicated below, the narrative information and structure of the final prospectus which includes the new Trust will be substantially the same as that of the previous prospectus. Information with respect to this Trust, including pricing, the size and composition of the Trust portfolio, the number of units of the Trust, dates and summary information regarding the characteristics of securities to be deposited in the Trust is not now available and will be different from that shown since each trust has a unique portfolio. Accordingly, the information contained herein with regard to the previous Trust should be considered as being included for informational purposes only. Investors should contact account executives of the underwriters who will be informed of the expected effective date of this Trust and who will be supplied with complete information with respect to such Trust on the day of and immediately prior to the effectiveness of the registration statement relating to units of the Trust. The Sponsors of the Trust will be Charles Schwab & Co., Inc. and Investec Ernst & Company.


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The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                       PROSPECTUS PART A DATED JULY , 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

           PART II-- ADDITIONAL INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM A -- BONDING ARRANGEMENTS

         The employees of Investec Ernst & Company are covered under Brokers' Blanket Policy, Standard Form 14, in the amount of $15,000,000.

ITEM B -- CONTENTS OF REGISTRATION STATEMENT

           This Registration Statement on Form S-6 comprises the following papers and documents:

           The facing sheet on Form S-6.
           The Cross-Reference Sheet (incorporated by reference to the Cross-Reference Sheet to Amendment No. 2 to the Registration Statement of Schwab Trusts, Schwab Ten Trust, 1997 Series A).
           The Prospectus consisting of    pages.
           Undertakings.
           Signatures.

         Listed below is the name and registration number of the previous series of Schwab Trusts, the final prospectus of which properly supplemented, might be used as preliminary prospectuses for Schwab Trusts, Schwab Ten Trust, 2002 Series B. These final prospectuses are incorporated herein by reference.


                Schwab Trusts, Schwab Ten Trust, 2001 Series B
                (Registration No. 333-59890)
                Schwab Trusts, Schwab Ten Trust, 2001 Series C
                (Registration No. 333-67792)
                Schwab Trusts, Schwab Ten Trust, 2002 Series A
                (Registration No. 333-81468)

           Written consents of the following persons:
                Paul, Hastings, Janofsky & Walker LLP (included in Exhibit 3.1) Ernst & Young LLP

The following exhibits:

99.1.1       --   Reference Trust Agreement including certain amendments to the
                  Trust Indenture and Agreement referred to under Exhibit
                  99.1.1.1 below (filed as Exhibit 1.1 to Amendment No. 1 to
                  Form S-6 Registration Statement No. 333-59890 on June 19, 2001
                  and incorporated herein by reference).
99.1.1.1     --   Form of Trust Indenture and Agreement (filed as Exhibit 1.1.1 to Amendment No. 1 to Form S-6 Registration Statement No.
                  333-59890 on June 19, 2001 and incorporated herein by
                  reference).
99.1.3.5     --   Restated Articles of Incorporation of Charles Schwab & Co.,
                  Inc (filed as Exhibit 1.3.5 to Amendment No. 2 to Form S-6
                  Registration Statement No. 333-31133 of Schwab Trusts, Schwab
                  Ten Trust, 1997 Series A on November 4, 1997 and incorporated herein by reference).
99.1.3.6     --   Certificate of Amendment of Articles of Incorporation of
                  Charles Schwab & Co., Inc (filed as Exhibit 1.3.6 to Amendment
                  No. 2 to Form S-6 Registration Statement No. 333-31133 of
                  Schwab Trusts, Schwab Ten Trust, 1997 Series A on November 4,
                  1997 and incorporated herein by reference).
99.1.3.7     --   Amended and Restated Bylaws of Charles Schwab & Co., Inc
                  (filed as Exhibit 1.3.7 to Amendment No. 2 to Form S-6
                  Registration Statement No. 333-31133 of Schwab Trusts, Schwab
                  Ten Trust, 1997 Series A on November 4, 1997 and incorporated herein by reference).
99.1.3.8     --   Certificate of Incorporation of Investec Ernst & Company dated
                  September 23, 1993, and amended on March 2, 1998, and June 1,
                  1999 (incorporated by reference to Exhibit 1.3.5 to
                  Pre-Effective Amendment No. 1 to the Registration Statement of
                  The Pinnacle Family of Trusts, Dogs of Tech Trust Series I and
                  Financial Trust Series II, 1933 Act File No. 333-59298).
99.1.3.9     --   By-Laws of Investec Ernst & Company (incorporated by reference to Exhibit 1.3.6 to Pre-

                  Effective Amendment No. 1 to the Registration Statement of The
                  Pinnacle Family of Trusts, Dogs of Tech Trust Series I and
                  Financial Trust Series II, 1933 Act File No. 333-59298).
*99.3.1      --   Opinion of Paul, Hastings, Janofsky &Walker LLP as to the
                  legality of the securities being registered, including their consent to the filing thereof and to the use of their name under the headings "Tax Status" and "Legal Opinions" in the
                  Prospectus, and to the filing of their opinion regarding tax status of the Trust.
99.6.0       --   Powers of Attorney of Investec Ernst & Company (incorporated by reference to Exhibit 6.0 to Pre-Effective Amendment No. 1 to the Registration Statement of The Pinnacle Family of
                  Trusts, Dogs of Tech Trust Series I and Financial Trust Series
                  II, 1933 Act File No. 333-59298, Amendment No. 1 to the
                  Registration Statement of Schwab Trusts, Schwab Ten Trust,
                  2001 Series C, 1933 Act File No. 333-67792 and to the Form S-6
                  Registration Statement of Schwab Trusts, Schwab Ten Trust,
                  2002 Series A on January 28, 2002).
99.6.1       --   Powers of Attorney of Charles Schwab & Co., Inc., the
                  Depositor, by its officers and a majority of its Directors
                  (filed as Exhibit 99.6.1 to Form S-6 Registration No.
                  333-52596 of Schwab Trusts, Schwab Ten Trust, 2001 Series A on
                  December 22, 2000 and incorporated herein by reference).
99.11.0      --   Code of Ethics of Investec Ernst & Company (filed as Exhibit
                  99.11.0 to Post-Effective Amendment No. 1 to Form S-6
                  Registration Statement No. 333-67792 on October 23, 2001and incorporated herein by reference).


--------------------------------
*   To be filed by Amendment.

                           UNDERTAKING TO FILE REPORTS

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2002 Series B, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 8th day of May, 2002.

                                          SCHWAB TRUSTS, SCHWAB TEN TRUST,
                                          2002 SERIES B
                                          (Registrant)

                                          CHARLES SCHWAB & CO., INC.
                                          (Depositor)

                                          By /s/ JIM WHITE
                                            -----------------------------------
                                              Jim White
                                              (Authorized Signator)


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Charles Schwab & Co., Inc., the Depositor, in the capacities and on the dates indicated.

       Name                            Title                       Date
       ----                            -----                       ----

Christopher V. Dodds        Executive Vice President and
                            Chief Financial Officer

David S. Pottruck           Chief Executive Officer and
                            Director

Steven L. Scheid            Director

Charles R. Schwab           Chairman and Director

                                          May 8, 2002


                                          By /s/ JIM WHITE
                                            -----------------------------------
                                              Jim White
                                              Attorney-In-Fact*


--------------------------------
* Executed copies of the Powers of Attorney were filed as Exhibit 99.6.1 to Registration Statement No. 333-52596 on December 22, 2000.

                           UNDERTAKING TO FILE REPORTS

         Subject to the terms and conditions of Section 15(d) of the Securities Exchange Act of 1934, the undersigned registrant hereby undertakes to file with the Securities and Exchange Commission such supplementary and periodic information, documents, and reports as may be prescribed by any rule or regulation of the Commission heretofore or hereafter duly adopted pursuant to authority conferred in that section.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant, Schwab Trusts, Schwab Ten Trust, 2002 Series B, has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of New York and State of New York on the 8th day of May, 2002.

                                          SCHWAB TRUSTS, SCHWAB TEN TRUST,
                                          2002 SERIES B
                                          (Registrant)

                                          INVESTEC ERNST & COMPANY
                                          (Depositor)


                                          By /s/ PETER J. DEMARCO
                                            -----------------------------------
                                              Peter J. Demarco
                                              (Authorized Signator)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, who constitute the principal officers and a majority of the directors of Investec Ernst & Company, the Depositor, in the capacities and on the dates indicated.

       Name                            Title                       Date
       ----                            -----                       ----

***JOHN J. MURABITO         Chief Executive Officer and
                            Director

*DANIEL J. CRISTOFANO       Director

*SCOTT S. ROSENBLUM         Director

*MARK B. SEGALL             Director

**HUGH HERMAN               Director

*S. DEREK SOLOMON           Director                                May 8, 2002


                                          By /s/ PETER J. DEMARCO
                                            -----------------------------------
                                              Peter J. Demarco
                                              Attorney-In-Fact

By /s/ STEVEN J. PARAGGIO   Director and Chief Financial Officer    May 8, 2002
  -----------------------
    Steven J. Paraggio


--------------------------------
*** Executed copy of the Power of Attorney was filed as Exhibit 99.6.0 to Registration Statement No. 333-81468 on January 28, 2002.
** Executed copy of the Power of Attorney was filed as Exhibit 99.6.0 to Registration Statement No. 333-67792 on October 23, 2001.
* Executed copies of the Powers of Attorney were filed as Exhibit 99.6.0 to Registration Statement No. 333-59298 on May 18, 2001.

                         CONSENT OF INDEPENDENT AUDITORS

         We consent to the reference made to our firm under the caption "Independent Auditors" in Part B of the Prospectus and to the use of our report dated ________, 2002, in this Registration Statement (Form S-6 No. 333-_______) of Schwab Trusts, Schwab Ten Trust, 2002 Series B.


New York, New York
_______, 2002                                                 ERNST & YOUNG LLP